Sino-US Enterprises Joint-Venture Cooperation Project Contract

K.O. Animal Husbandry Co., Ltd. of Shuangcheng City, Heilongjiang Province, China and US-LBJ HUSBANDRY INDUSTRY INT´L, INC. hereby establish a formal relationship in the form of a Sino-US jointly funded business Cooperation Project for the production of 5,000 tons of high quality fresh milk and 10,000 tons of organic vegetables and sign the Sino-US cooperative business contract.

Chapter I
General Provisions

In accordance with "The Enterprises Laws of the People's Republic of China on Chinese-foreign Business Cooperation" and other relevant laws and regulations of China and the United States, K.O. Animal Husbandry Co., Ltd. of Shuangcheng City, Heilongjiang Province, China and US-LBJ HUSBANDRY INDUSTRY INT´L, INC., based on the principles of equality and mutual benefit and through friendly consultations, agree to a joint-venture and set up the co-operative business project in Shuangcheng City, Heilongjiang Province, People's Republic of China. Both parties hereby **enter** into this contract.

Chapter II
The Cooperating Parties

Article 1
K.O. Animal Husbandry Co., Ltd. of Shuangcheng City, Heilongjiang Province, China (hereinafter referred to as Party A):registered in Heilongjiang Province of China.

Legal Address: The Village of Xiqing, Shuangcheng City,Heilongjiang Province, China
Legal Representative: Huang Huan Zhi Position: President Nationality: China

US-LBJ HUSBANDRY INDUSTRY INT´L, INC. (hereinafter referred to as Party B): registered in California, United States of America
English name: US-LBJ HUSBANDRY INDUSTRY INT´L, INC.

Legal Address: 1004W WEST COVINA PKWY #259, WEST COVINA, CALIFORNIA 91790 USA
Legal representative: MingCai Wang   Position: President   Nationality: China

Chapter III
Joint Investment Business Project

Article 2 In accordance with "The Enterprises Laws of the People's Republic of China on Chinese-foreign Business Cooperation" and other relevant laws and regulations of China and the United States, parties A and B agree to set up a cooperative business project in China (hereinafter referred to as "Cooperation Project").

Article 3 The name of the Cooperation Project:
5,000 tons of high-quality fresh milk and 10,000 tons of organic vegetables
Legal address of the Cooperation Project: Xiqing Village, Shuangcheng City, Heilongjiang Province, China

Article 4 All activities of the Cooperation Project must abide by the laws and regulations of the People's Republic of China and the relevant regulations of China and the United States.

Article 5 The organizational form of the Cooperation Project is a Sino-US joint-venture Cooperation Project. The investment provided by the cooperating parties or conditions for cooperation is the assets of the cooperating partners; Cooperation Project is solely responsible for its debts and commitments; it will utilize its own assets in fulfilling its obligation pertaining to such. The cooperating parties agree in the contract of cooperation on the investment or cooperation conditions, the distribution of the proceeds, the share of risks and losses, the forms of business management and the ownership of the property upon the termination of the cooperation, etc.

Chapter IV
Goal, Scope and Scale of the Cooperation Project

Article 6 The goals of the Cooperation Project by Parties A and B include: strengthen economic cooperation and technological exchanges with the application of advanced and applicable technology, and scientific management methods; improve product quality and production of new products for domestic and foreign consumptions; create competitive pricing and quality on the international market, and improve economic efficiency in order to achieve satisfactory economic benefits for the investing parties.

Article 7 The scope of the Cooperation Project:
Engage in the production of fresh milk and green organic vegetables

Article 8 The size of the first phase of investment for Cooperation Project is as follows:
Expansion of production volume, and on the basis of the original production of combination products, to increase the production of the single set multi-functional products.

Chapter V
The total investment, registered capital, and conditions for cooperation

Article 9 The total investment of the joint-venture company is 50 million yuan (or a foreign currency agreed upon by the two parties).

Article 10 The invested capital of Party A and Party B on this project is 50 million yuan (or a foreign currency agreed by the two sides).

Article 11 Party A and Party B agree on the following as the contribution conditions for cooperation:
Party A: 87% of the total amount of investment put into this project = 43.5 million yuan.
Party B: 13% of the total amount of investment put into this project = 6.5 million yuan (1 million U.S. dollars).
(The profit standards of both sides are shared based on the percentage of contributions by the cooperating parties)

Article 12 The investment funded or provided by both parties or cooperation conditions to be paid in installments or provided are agreed as follows:
The installments should be paid in full within 180 days upon the signing of the contract by both parties A and B. The initial contribution should be put into place within 60 working days from the effective date of the signed contract by the two cooperating parties, and should constitute 15% of the total investment. The total agreed sum of the full contributions should be funded within 180 working days.

Article 13 The transfer of all or part of the investment of Party A or Party B to any third party is subject to the consent of the other party, and is to be submitted to the original examination authority for approval. Should any party wish to transfer all or part of its investment, the other party should have a right of first refusal.

Chapter VI
The responsibilities of the cooperating parties

Article 14 Parties A and B shall each be responsible for the following matters:
(A) Responsibilities of Party A:
(1) to handle all relevant procedures and matters such as application for the grant of the establishment of the Cooperation Project to the relevant Chinese department in charge, to execute the registration, and to receive the legitimate operations permissions of the project, etc.
(2) the procedures for the product patent ownership.
(3) the procedures for obtaining the rights of industrial production.
(4) to fund or to provide the conditions for cooperation by **Article 11**.
(5) to assist Party B as contributor and legally enter into the funding procedures.
(6) to assist in the purchase or lease of equipment, materials, and communication facilities in China, which are needed by the Cooperation Project.
(7) to assist in all things needed by the Cooperation Project such as transport infrastructure.
(8) to assist the Cooperation Project in the recruitment of local management personnel of Chinese nationality, as regards technicians, workers and other required personnel.
(9) to help foreign workers apply for entry visas, work permits; to help them with travel procedures, etc.
(10) handling other matters commissioned by the two cooperating partners.

(Note: Supplemental provisions may be added according to the specific circumstances of the project)

(B) Responsibilities of Party B:
(1) to assist the purchase in the United States of the facilities and equipment needed in the Cooperation Project and shipped to Chinese ports.
(2) to assist in all relevant matters such as the purchase of machinery and equipment, and materials outside China commissioned by the cooperating parties.
(3) to provide the needed equipment for installation, debugging and trial production, as well as technical personnel, production and testing technicians
(4) to train the technical personnel and workers required by the Cooperation Project
(5) to assist and handle the related formalities for Chinese workers, of the Cooperation Project to enter the United States
(6) to be responsible for handling other matters entrusted by the cooperating partners

(Note: Supplemental provisions may be added according to the specific circumstances of the project)

Chapter VII
The transfer of technology

Article 15 Parties A and B agree that the cooperating partners are to sign third parties agreements to transfer a portion of the funds of the project for production or business purposes required in the provisions of Chapter IV of this contract, and specifically, to obtain and work on advanced international production technology, including production design, international market planning, training, personnel, etc., which are required for the scale of the project.

Chapter VIII
The income distribution and loss risk

Article 16 The income of the Cooperation Project, after all tax is paid and an allotment for various funds and expenses, will be allocated as follows:
the standardized profit of both sides are shared based on the percentage of contributions by the cooperating parties

Article 17 The risks of losses to be borne by the cooperative company is agreed as follows:
(1) Should there be partial or full risks caused by force majeure, each party shall bear all the losses according to the party's percentage of contributions.
(2) Should there be partial or full risks caused by the factor of any party, the responsible party shall bear the partial or full losses.

Chapter IX
The management team of the Cooperation Project (leadership group)

Article 18 The date of signing the Cooperation Project contract by both parties shall be the date of the establishment of the project's management team (leadership group, hereinafter referred to as the "leading group").

Article 19 The leading group of the Cooperation Project is comprised of nine members, of which Party A shall appoint six members, and Party B shall appoint three members. The head of the group is appointed by Party A, the deputy head is appointed by Party B, and the team leader is chosen through a vote of the nine members. The terms of office of the group leader, deputy head, team leader, and members shall expire when the Cooperation Project is discontinued, and the term of office may be renewed by the delegated party for the other Cooperation Project.

Article 20 The leading group is the highest authority of both parties' Cooperation Project, to decide on all the major issues for the Cooperation Project. Major issues (Note: according to the main contents listed in Article 29 of Implementing Regulations of Chinese and Foreign Joint Venture Enterprise Law) should require unanimous adoption before the making of any decision. Other matters can be decided by a majority of votes or by a simple majority.

Article 21 The group leader is the legal representative of the Cooperation Project. When the group leader for any reason is unable to perform his duties, he may automatically authorize the deputy head as the legal representative or have another member as the legal representative by election.

Article 22 During the operation of the project, the leading group shall convene a general meeting at least once every three months, and convene a monthly summary meeting. The meeting will be informed and chaired by the head of the group. If proposed by more than 1/3 of the members, the group leader may call a Leading Group interim meeting. Meeting records should be archived. If there is a significant interim decision, the head leader or deputy head and team leader can communicate with members for decision-making by telephone conference.

Chapter X
The operational management office of the Cooperation Project

Article 23 The Cooperation Project establishes a management office to be responsible for the daily operation and management of the project work. The operational management office is composed of 1 general manager recommended by Party A, 5 deputy general managers, of which 3 are recommended by Party A, and 2 by Party B. The general manager and deputy general manager are hired by the project leadership team. The term of office will expire when the Cooperation Project is terminated (special factors excluded).

Article 24 The General Manager is responsible for implementation of the resolutions of the leadership group in the Cooperation Project, and for the organization and leadership of the daily operational management of the project. The deputy general manager is to assist the general manager in assigning several department managers to be responsible for the works of various departments of the enterprise, to handle matters assigned by the general manager and deputy general manager, and to be responsible under the general manager and deputy general manager.

Article 25 If the general manager and deputy general manger engage in serious dereliction of duty or malpractice for private ends, they can be dismissed at any time by the leadership group in the Cooperation Project with the meeting resolution.

Chapter XI
The purchase of equipment

Article 26 The equipment, including the facilities, raw materials, component parts, transport tools and office supplies required by the Cooperation Project can be purchased in China or from abroad through mutual consultation and decision by the Parties A and B.

Article 27 Party A should be invited to send participants to join in the purchase of equipment if the Cooperation Project needs to commission Party B to buy in foreign markets.

Chapter XII
The preparation and construction

Article 28 During the preparation and construction, the Cooperation Project will establish a preparation and construction office by the mutual agreement of Parties A and B. The preparation and construction office is composed of 9 members, among which six are to be from Party A, and three from Party B. Additionally, there shall be one office Director and 2 deputy Directors, among which two are recommended by Party A, and 1 by Party B. The Director of the office and deputy Directors are appointed by the leadership group of the Cooperation Project.

Article 29 The preparation and construction office is substantially responsible for examining the production engineering design program, to sign the professional contract for the expansion of the production line engineering, and to organize the procurement and acceptance of the equipment, materials and other substances, to develop the relevant management approach, and to keep and organize the documents, plans, files, and data during the process of expansion project.

Article 30 Through a decision by mutual consultation between Parties A and B, and according to the needs of the project, the two parties may designate a number of technicians to form a technical group. Under the leadership of the preparation and construction office, the technical group is to be responsible for the review, supervision, inspection, acceptance and performance appraisal of project quality, equipment, materials and introduction of the technology.

Article 31 The organization, remuneration and expenses of the staff of the preparation and construction office are included in the project implementation budget through the agreement of both parties.

Article 32 According to the actual needs of the Cooperation Project, the project leadership team may study and decide to approve the retention or revocation of the preparation and construction office after the project's entry into normal operation.

Chapter XIII
Labor Management

Article 33 Party A is to study to develop programs and to implement and regulate labor contracts vis-à-vis all matters such as recruitment, dismissal, wages, labor insurance, living benefits, rewards and punishments of the personnel required in the Cooperation Project, in accordance with the People's Republic of China Law on Chinese-Foreign Cooperative Enterprise Labor Management Regulations and Measures. The labor contract will be filed in the local labor management department for the record after establishment.

Article 34 The Cooperation Project leadership team meeting is to discuss and decide on the hiring, wage, social insurance, benefits, and travel expense standards of the senior management personnel recommended by Parties A and B.

Chapter XIV
Tax, finance, audit

Article 35 The Cooperation Project is required to pay the tax on the profit income in accordance with China's relevant laws and regulations.

Article 36 Employees are to pay personal income tax in accordance with "the Personal Income Tax Laws of the People's Republic of China."

Article 37 A Chinese registered accountant is hired to review and audit the finances of the Cooperation Project, and report the results to the leadership team or general manager. If Party B needs to employ an auditor from other countries to work on the annual financial audit, Party A shall agree to the proposal, and all the costs are to be incurred by Party B.

Chapter XV
The joint venture period

Article 38 The total cooperation period between Party A and Party B is 20 years. Each year both parties will sign the cooperation contract according to the different projects. If proposed by one party, and unanimously agreed by both parties, Parties A and B may sign a new cooperation contract before six months of the expiration of the cooperation.

Chapter XVI
The management of assets

Article 39 Upon the expiration of their cooperation, the management and distribution of the common assets of the cooperation parties during the cooperation period shall be distributed based on the actual situation through friendly consultations by both parties.

Chapter XVII
Insurance

Article 40 Party A is responsible for the handling of the various insurance policies of the Cooperation Project, the risks insured, the insured value, the term of protection in accordance to the Chinese People's Insurance Law on Protection.

Chapter XVIII
The modification, change, termination of the contract and the cooperative relationship

Article 41 The amendments of the contract and its appendices must be approved by a written agreement signed by Parties A and B in order to take effect.

Article 42 If force majeure results in difficulties in executing the contract or if the Cooperation Project is unable to continue operations due to suffering constant losses, Parties A and B, by unanimous adoption by both parties through friendly consultations, can execute an early termination of the cooperation period and the termination of the contract.

Article 43 If one party does not fulfill the contract, or performs a serious breach of contract, resulting in both partners not being able to operate or being unable to achieve the business goals of the contract, that party shall be deemed to have unilaterally terminated the contract, and the other party shall have the right to make the claims to the defaulting party, and have the right to terminate the contract under the contract's provisions. If the two sides agree to continue to operate, the defaulting party shall compensate the other partner for economic losses.

Chapter XIX
Liability for breach of contract

Article 47 If any party of A or B does not submit its capital contributions in timely fashion with the amount in conformity with the provisions of Chapter V, starting from the first month of overdue date, for each overdue month, the defaulting party shall pay to the party of compliance a default fee of 3% of the required contributions. If overdue for 3 months, and the fund has not been submitted, then in addition to an accumulated default fee of 3% of the capital contributions which should be to handed over, the party of compliance shall have the right to terminate the contract in accordance with Article 43 of this contract and request the breaching party to provide compensation for the losses.

Article 48 If due to the fault of one party, there results a situation in which the contract and its attachments cannot be performed or cannot be completely fulfilled, the defaulting party shall be liable for breaching of the contract. If the situation arises by the fault of both parties, then, according to the actual situation, each party shall be liable for its own responsibility for breaching the contract.

Article 49 In order to ensure the performance of this contract and its attachments, parties A and B should provide to each other a letter of guarantee issued from the bank with compliance.

Chapter XX Force Majeure

Article 50 On the occurrence of earthquakes, typhoons, floods, fires, war and other unforeseeable events and force majeure accidents, the consequences of which cannot be prevented or avoided, resulting in a direct impact on the contract's execution or ability to be fulfilled according to the required conditions, the affected party shall immediately e-mail information on the incident to the other party, shall within 15 days provide valid certified documents on the details of the incident, and the inability to fulfill the contract, perform part of the contract, or a reason to delay the execution of the contract. This document should be certified by a notary public in the accident area. To the extent that the accident impacted the performance of the contract, both parties shall decide whether to terminate the contract, or to effect partial exemption from responsibility for performance of the contract, or to delay the execution of the contract.

Chapter XXI
The applicable laws

Article 51 The contract's formation, validity, interpretation, performance and settlement of disputes is governed by the laws of People's Republic of China and the jurisdiction of the United States of America.

Chapter XXII Settlement of Disputes

Article 52 Both parties should settle through friendly consultations all disputes arising from the execution of this contract or relating to this contract; If no settlement can be resolved through consultations, it should be settled according to item (1):

(1) Submit the dispute to the Beijing International Economic and Trade Arbitration Commission of China, and the New York International Business Arbitration Commission of United States, and arbitrate according to the rules of the arbitration procedures.

(2) Submit to the local and international arbitration institutions of the People's Republic of China and arbitrate under the arbitration rules and procedure. Approve the arbitration. The arbitration award shall be final and binding on both parties.

Article 53 During the arbitration process, in addition to the part of the dispute under arbitration, this contract shall continue to be fulfilled.

Chapter XXIII
Text

Article 54 This contract is written in the Chinese and English languages, both texts being equally authentic. In case there is any discrepancy in the above two texts, the Chinese version shall prevail.

Chapter XXIV
The commencement of the contract and other matters

Article 55 In accordance with the principles set forth in this contract, the following auxiliary agreements are entered into, including: legitimate business documents of the cooperative parties, approvals relating to promotion of the Cooperation Project, intellectual property certification, sales contracts (agreement), etc.; all are an integral part of this contract.

Article 56 This contract and its attachments shall be subject to notarization and approval by relevant agencies of the People's Republic of China and is to take effect on the date of approval.

Article 57 When both Parties A and B send notifications by e-mail or fax, and any party's rights and obligations are involved, there shall follow formal written letters delivered by express mail to the other. Legal address of both parties listed in the contract are the mailing address of both parties.

Article 58 The contract is signed by the authorized representatives of Party A and Party B in China on ___2010___ year ___12___ month ___15___ date.

Party A:	Party B:
K.O. Animal Husbandry Co., Ltd. of Shuangcheng	US-LBJ Husbandry Industry Int'l, Inc.
Signature:	Signature:
Huanzhi Huang	Mingcai Wang
Date:	Date:
12/15/2010	12/15/2010

I hereby certify that I translated the document attached hereto from Chinese to English. This translation is accurate and complete. I further certify that I am fully competent to translate from Chinese to English to the best of my knowledge and belief.

Translated by: ______________ Date: 04/15/2012

State of California
} S.S
County of Alameda

On 04/15/2012 before me, Shu Hui Liu, Notary public, personally appeared Long Tao Nguon, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature: ______________
Notary public

SHU HUI LIU
Commission # 1889407
Notary Public - California
Alameda County
My Comm. Expires Jun 11, 2014